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                                                                   EXHIBIT 10.23

                         [G+G Retail, Inc. letterhead]

                                January 18, 2000

Mr.  Scott Galin

Dear Scott:

         This letter constitutes a further amendment to your employment agreement (your "Employment Agreement with G+G Retail, Inc. (the "Company") dated August 28, 1998 as amended on November 18, 1998 and reflects our further understanding and agreement with respect to your continued employment with the Company as set forth below.

         1. Capitalized terms which are not otherwise defined herein shall have the meanings ascribed to those terms in your Employment Agreement.

         2. Paragraph 3.1 of your Employment Agreement is hereby amended to increase your Salary, effective as of February 1, 2000, to $625,000 per annum. Such Salary shall also be subject to further periodic increases on each anniversary of the commencement of the Employment Period and at other times as provided in said Paragraph.

         3. All other terms and conditions of your Employment Agreement shall remain in full force and effect in accordance with its terms.

         If the foregoing is in accordance with your agreement and understanding, please sign below under the words "Agreed to and Accepted".


                                    Very truly yours,

                                    G+G Retail, Inc.

                                    By: /s/ Jay Galin
                                        ----------------------
                                           Jay Galin
                                           Chairman and Chief Executive Officer
Agreed to and Accepted:

/s/ Scott Galin
----------------------
Scott Galin